EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Employee Stock Purchase Plan of Phoenix Technologies Ltd. of our reports dated December 28, 2005, with respect to the consolidated financial statements and schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in its Annual Report on Form 10-K for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

May 18, 2006